UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934

October 3, 2002
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(Date of earliest event reported)


LABORATORY CORPORATION OF AMERICA HOLDINGS
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(Exact name of registrant as specified in its charter)


   DELAWARE                1-11353             13-3757370
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(State or other         (Commission          (IRS Employer
jurisdiction of         File Number)         Identification
incorporation)                                   Number)


358 SOUTH MAIN STREET, BURLINGTON, NORTH CAROLINA 27215
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(Address of principal executive offices)

336-229-1127
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(Registrant's telephone number, including area code)


ITEM 9. Regulation FD Disclosure.

Laboratory Corporation of America-Registered Trademark-
Holdings (LabCorp-Registered Trademark-) (NYSE: LH) today announced, based on a preliminary projection of third quarter results, that it expects revenues for the quarter ended September 30, 2002, to be in the range of $650 to $655 million, an increase of approximately 16 percent compared to third quarter 2001. This forecast represents an increase of approximately 14.5 percent on a per day basis, which is 2 percent lower than LabCorp had previously anticipated. The Thomson Financial First Call consensus revenue estimate for the third quarter of 2002 is $664.2 million.

LabCorp said that the less than anticipated quarterly revenue growth is directly related to a continued slowdown in volume growth in the routine, or core, testing business in certain key regions of the country. LabCorp noted, based upon its preliminary review, that testing volume growth in its strategically important genomics business continued to be strong. The Company also emphasized that it remains committed to its strategic plan focusing on genomic testing, and continues to be optimistic about its prospects for overall growth and profitability.

As a result of the revised revenue estimates, the Company expects that third quarter diluted earnings per share (EPS) will now be approximately 10 percent lower than the First
Call consensus estimate of $0.49. Although LabCorp has implemented a series of programs to increase revenue growth in the regions affected, it believes this trend will most likely continue throughout the fourth quarter and, accordingly, will provide updated guidance for the fourth quarter of 2002 during its quarterly earnings call scheduled for October 31, 2002 at 9 a.m. (Eastern Time).

The Company also indicated that the integration of Dynacare
Inc. is progressing on schedule with synergy savings developing as anticipated, and that cash collections in the quarter remained strong. During the quarter, the Company repaid $30 million of its $150 million bridge loan and fully repaid the $50 million revolver loan used to finance its July acquisition of Dynacare.

LabCorp will report third quarter results after markets close on October 30, 2002. A live broadcast of LabCorp's quarterly conference call on October 31, 2002 will be available online at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time, with an online rebroadcast continuing through December 1, 2002. The live call at 9:00 a.m. is also available in a listen-only mode by dialing 212-896-6076. A telephone replay of the call will be available through November 7, 2002 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 209-21-824.

The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America-
Registered Trademark- Holdings (LabCorp-Registered
Trademark-) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $2.2 billion in 2001 and over 25,000 employees, the Company offers more than 4,000 clinical tests ranging from routine analyses to sophisticated molecular diagnostics. Serving over 200,000 clients nationwide, LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence.
The Center for Molecular Biology and Pathology, in Research
Triangle Park, North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. Its National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction (PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based ViroMed offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North
Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2001 and subsequent SEC filings.


SIGNATURES

Pursuant to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          LABORATORY CORPORATION OF AMERICA HOLDINGS
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                        (Registrant)

               By:/s/ BRADFORD T. SMITH
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                      Bradford T. Smith
                      Executive Vice President
                      and Secretary



Date: October 3, 2002